Exhibit 10.33

CONSULTING AGREEMENT
This AGREEMENT is made effective as of the 1st day of April, 2016 by and between ALLEGHENY TECHNOLOGIES INCORPORATED ("ATI"), a Delaware corporation, having its principal offices at 1000 Six PPG Place, Pittsburgh, PA 15222, and HUNTER R. DALTON ("CONSULTANT"), an individual residing at [address omitted].
WHEREAS, ATI is a manufacturer of specialty metals and materials and has developed and possesses certain business plans and strategies and certain information, data, and experience, relating to the manufacture and sale of such products and which information, data, and experience ("INFORMATION" - as further defined below) are confidential, proprietary, and a valuable commercial asset to ATI; and
WHEREAS, CONSULTANT will retire with the consent of ATI from his position as Executive Vice President, Strategic Growth Initiatives effective March 31, 2016, and execute and deliver to ATI a separation and release agreement satisfactory to ATI in form and content; and
WHEREAS, CONSULTANT and ATI are entering into a consulting arrangement whereby ATI will compensate CONSULTANT and ATI will have the benefit of CONSULTANT'S SERVICES (as defined below); and
WHEREAS, ATI now desires to obtain such SERVICES and CONSULTANT desires to undertake the performance of such SERVICES and agrees to certain covenants to survive termination of the consulting arrangement.
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions herein and intending to be legally bound, the parties agree as follows:
SECTION 1.    SERVICES

(a)As used herein, CONSULTANT'S SERVICES means consulting services as reasonably requested by the Chief Executive Officer of ATI or his designee (the "CEO") from time to time, to be rendered by CONSULTANT to ATI in connection with the formulation and/or execution of business strategies, and such other matters as CONSULTANT and the CEO may reasonably agree.

(b)CONSULTANT shall devote the time reasonably necessary to perform SERVICES as mutually agreed by the CEO and CONSULTANT. Nothing herein shall prohibit CONSULTANT from taking appropriate time for personal business, holidays, vacations, and the like.

(c)CONSULTANT shall provide SERVICES to ATI during the term of this Agreement with the title of "Consultant to the Chairman and CEO". SERVICES are expected to be performed at such locations as the parties may from time to time reasonably agree.

(d)CONSULTANT may be requested by ATI to prepare or to participate (as author, co-author, or editor) in the preparation on written reports, memoranda, or papers pertinent to the subject matter of the consultation.

(e)CONSULTANT agrees, for the period commencing April 1, 2016 and ending December 31, 2016, not to enter into any agreement or arrangement, consulting or otherwise, with third parties who are in direct competition with existing ATI business operations currently known as (and hereinafter referred to as “Competitive Business”):

1)     ATI Specialty Materials (formerly ATI Allvac) with products defined as Nickel and Titanium based alloyed wrought long products (billet) and rolled bar;

2)     ATI Powder (formerly known as Crucible Powders - Oakdale Operations) with products defined as nickel super alloy powder; and

3)     ATI Specialty Materials, LTD ( formerly known as ATI Allvac LTD - Sheffield Operations) with products defined as Nickel and Steel based alloyed wrought long products and machined products defined as rough machined drill collars and rotating aero-engine shafts.
SECTION 2. COMPENSATION

(a)ATI shall pay CONSULTANT a fixed fee for SERVICES rendered to ATI in the amount of FIFTY-FOUR THOUSAND FOUR HUNDRED FIFTY Dollars ($54,450.00) per calendar month for the period commencing April 1, 2016 and ending December 31, 2016.

(b)ATI will reimburse CONSULTANT for all reasonable, authorized out-of-pocket travel and living expenses (including lodging, food, transportation, parking, mobile phone service and telephone tolls) incurred by CONSULTANT in connection with performance of SERVICES. Reimbursement for expenses will be made only upon presentation of reasonable evidence showing the date, nature and amount of the expense incurred and submitted in such a manner as ATI may require.

(c)CONSULTANT will submit an invoice or bill to ATI for SERVICES rendered during each month while this Agreement is in effect.
SECTION 3.    TERM

(a)This Agreement shall become effective as of April 1, 2016 and, unless earlier terminated as set forth in Section 3(b) below, shall continue until December 31, 2016.

(b)Either party may terminate this Agreement at any time and at its or his option by giving written notice to the other party, and, upon termination, CONSULTANT shall immediately discontinue work under this Agreement. In the event of termination by (i) CONSULTANT, then ATI shall reimburse CONSULTANT for any expenses incurred by CONSULTANT before the date of termination and CONSULTANT shall not be entitled to any reimbursement for expenses incurred by CONSULTANT after the date of termination and CONSULTANT shall receive the pro-rated portion of his monthly fee for SERVICES through the date of termination or (ii) by ATI, then ATI shall reimburse CONSULTANT for any expenses incurred by CONSULTANT before the date of termination, and CONSULTANT shall receive the unpaid balance of the monthly fees ($490,050.00) in one lump sum payment within 30 days of termination notification by ATI pursuant to Section 2(a).

(c)The parties specifically agree that, notwithstanding an early termination of this Agreement, the obligations under Sections 7 through 11 will remain in full force and effect.

SECTION 4. ABSENCE OF THIRD-PARTY RESTRICTIONS
CONSULTANT represents that he has the right to enter into this Agreement and to perform SERVICES for ATI, and that there are no restrictions whatsoever imposed on CONSULTANT by virtue of services to others, nor under any third-party agreement or otherwise which would prevent him from performing SERVICES for ATI or observing or complying with all the provisions of this Agreement.
SECTION 5. INDEPENDENT CONTRACTOR STATUS

(a)CONSULTANT is an independent contractor and not an employee or agent of ATI. Amounts paid to CONSULTANT hereunder shall be reported on Form 1099 and CONSULTANT shall be responsible for any self-employment taxes with respect to such amounts. ATI disclaims the right to control the manner of performance by CONSULTANT. CONSULTANT shall not be considered, under this Agreement or otherwise, to be entitled to participation in ATI benefits or coverage under employee plans.

(b)Any taxes, license, permits, filing of required forms, or other conditions imposed upon or required to render SERVICES shall be satisfied by CONSULTANT.
SECTION 6. NO RIGHT TO SUBCONTRACT

(a)The provision of SERVICES under this Agreement is personal to CONSULTANT. CONSULTANT may not subcontract any portion of his SERVICES hereunder to others without the prior written consent of ATI and ATI's written approval of the terms and conditions of each such subcontract. Subcontracting any part of the SERVICES under this Agreement, if approved by ATI, shall not relieve CONSULTANT of any of his obligations with respect thereto.

(b)Upon total disability or death of CONSULTANT, this Agreement shall terminate immediately and, except as provided in Section 3(b)(ii), no further payments shall become due from ATI It being expressly agreed and understood that any payment due pursuant to Section 3(b)(ii) shall be paid to Consultant or his heirs and assigns despite total disability or death of CONSULTANT.

SECTION 7. PATENT RIGHTS AND COPYRIGHTS
(a)CONSULTANT shall promptly disclose to ATI all discoveries, inventions, and improvements, patentable or unpatentable, conceived, made or developed by CONSULTANT after the date of this Agreement arising out of the performance of SERVICES under this Agreement. All such discoveries, inventions, and improvements shall be the sole and exclusive property of ATI in respect to any and all countries, their territories and possessions. CONSULTANT shall perform at the request of ATI all lawful acts and execute, acknowledge, and deliver all such instruments deemed necessary by ATI to vest in ATI the entire right, title and interest in and to such discoveries, inventions, and improvements, and to enable ATI properly to prepare, file, and prosecute applications for and obtain patents (including all kinds of intellectual property) thereon in any and all countries selected by ATI as well as reissues, renewals, and extensions thereof, and to obtain and record title to such applications and patents so that ATI shall be the sole and absolute owner thereto in any and all countries in which it may desire patent or like protection. The obligations of CONSULTANT under this Section 7 shall survive termination of this Agreement; provided, however, that if CONSULTANT performs services at the request of ATI after the termination of this Agreement, CONSULTANT will be paid a professional services fee of THREE THOUSAND Dollars ($3,000.00) per day.

(b)The parties intend that any and all works by CONSULTANT are a work for hire under the copyright laws such that ATI is the copyright owner of any and all works made by CONSULTANT in performance of SERVICES. In the event the works are not works for hire by operation of law, CONSULTANT hereby transfers ownership to ATI of all such copyrights and assigns to ATI all exclusive rights, and specifically waives all CONSULTANT'S special rights in such copyrights.
SECTION 8. NON-COMPETE

(a)For good consideration and as an inducement for ATI to enter into this Agreement, CONSULTANT agrees not to directly or indirectly engage in any Competitive Business at any time during the period from the date of this Agreement through December 31, 2016.

(b)The term "compete" as used herein shall mean that the CONSULTANT'S owning, managing, operating, consulting with or being employed in a business (whether or not incorporated) competitive with any Competitive Business.

(c)The obligation of CONSULTANT under this Section 8 shall extend to any market and each geographical area in which ATI conducts any Competitive Business and/or in which ATI’s Competitive Business products are sold.

SECTION 9. NON-SOLICITATION AND NON-DISPARAGEMENT
During the period from the date of this Agreement through December 31, 2016 and for two (2) years thereafter, CONSULTANT agrees that CONSULTANT shall not directly or indirectly:

(a)Initiate contact to solicit, hire, or employ or engage any person who is an employee, consultant, sales representative or sales agent of ATI during the term of this Agreement;

(b)Induce or attempt to induce any person who is an employee, sales representative or independent sales agent of ATI to terminate or materially reduce his or her employment or other relationship with ATI; or

(c)Induce or attempt to induce any person who is a customer (direct or indirect) of ATI to terminate or fail to renew or not extend or to change the terms of any written or oral agreement or understanding, course of dealing or other relationship with ATI or to reduce the amount of business it conducts with ATI or any subsidiary of ATI.
ATI and CONSULTANT agree that they will not, in any way, disparage one another to any person(s) or organization(s), including, without limitation, any customer or employee of ATI; provided that, for purposes of this provision, ATI's commitment pertains to ATI's Executive Officers and their direct reports.
SECTION 10. CONFIDENTIALITY

(a)The term "INFORMATION" means all technical data and other information, not in the public domain, of every kind, written and unwritten, including information of a technical, engineering, operational, commercial or economic nature, discovered or learned by CONSULTANT during his employment with Allegheny Technologies Incorporated, its subsidiaries and their predecessors and/or thereafter becoming known to CONSULTANT during the course of performing SERVICES for ATI under this Agreement.

(b)Without the express written consent of ATI to the contrary, all INFORMATION shall be:

(i)received and maintained in confidence by CONSULTANT and shall not be disclosed, directly or indirectly, by CONSULTANT to any related or unrelated party whatsoever; and

(ii)used by CONSULTANT only for the performance of SERVICES for ATI.

(c)    The foregoing obligations of confidentiality, use and nondisclosure shall not apply to any INFORMATION which:

(i)was known to CONSULTANT prior to CONSULTANT'S employment with Allegheny Technologies Incorporated, its subsidiaries and their predecessors as can be shown by documentary evidence; or

(ii)is or becomes available in issued patents, published patent applications, or printed publications of general public circulation other than by acts or omissions of CONSULTANT; or

(iii)is rightfully obtained by CONSULTANT without restriction from sources other than ATI who are rightfully in possession of such INFORMATION and who are not under any obligation of confidentiality to ATI: or

(iv)is required by law to be disclosed by CONSULTANT
(d)    CONSULTANT shall not publish findings obtained in the course of SERVICES without the prior written approval of ATI.
(e)    CONSULTANT agrees that all tangible embodiments of INFORMATION, including reports, memoranda, computer software, drawings, designs, and worksheets, made or obtained by CONSULTANT in performance hereof, shall be and remain the property of ATI, may not be reproduced by CONSULTANT without written consent of ATI, and shall be returned to ATI promptly upon written request made by ATI or upon termination of this Agreement.
(f)    The obligation of CONSULTANT under this Section 10(a) through (e) shall continue in effect for a period of three (3) years from the date on which the last SERVICES are performed by CONSULTANT for ATI and shall survive such termination of this Agreement. The Parties to this Agreement  agree and understand that nothing contained in Section 10 shall prevent or prohibit in any way the CONSULTANT from competing after the expiration of the Non-Compete provision set forth in Section 8 (i.e. December 31, 2016); provided, however, the CONSULTANT shall not utilize the INFORMATION in violation of this Section 10.
SECTION 11. EQUITABLE REMEDIES

The parties agree that irreparable harm would occur in the event that any of the agreements, covenants and provisions of this Agreement were not performed fully by the parties in accordance with their specific terms and that money damages would not be an adequate remedy because of, among other reasons, the difficulty of ascertaining and quantifying the amount of damages that will be suffered by a party in the event of nonperformance and the additional damages inflicted by allowing the behavior of the breaching party to continue. It is hereby agreed that a party hereto shall be entitled to an injunction or injunctions or other equitable relief to restrain, enjoin and prevent breaches of this Agreement, particularly breaches of the covenants set forth in Sections 7 through 10 above, in addition to an not in lieu of any damages that may be or become payable at law. Each party hereto consents to the jurisdiction of the courts of Pennsylvania and to the exercise by those courts of equity principles as if sitting in equity at common law.

SECTION 12. ASSIGNMENT OF RIGHTS
This Agreement shall inure to the benefit of and be binding upon ATI, its successors and assigns. This Agreement shall not be assigned by CONSULTANT without the prior written consent of ATI. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy or claim, under or by reason of this Agreement.
SECTION 13. WAIVER OF RIGHTS
Neither party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of this Agreement or any parts thereof or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies permitted under this Agreement shall be taken and construed as cumulative.
SECTION 14. CORRESPONDENCE
All notices, approvals, consents, requests, or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the party entitled to receive such notice at the address shown below:

If to ATI:	Address: Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222 Attention: General Counsel and Corporate Secretary

If to CONSULTANT:	Hunter R. Dalton [address omitted]
Any party may subsequently designate another address by notice given in accordance with this Section 14. If notice is given by any other method than that stated herein, it shall be deemed effective only when the written notice is actually received.
SECTION 15. MISCELLANEOUS

(a)    This Agreement and the separation and release agreement executed in connection with CONSULTANT'S retirement set forth the entire agreement and understanding between the parties as to the subject matter of this Agreement, and all other agreements, commitments, representations, writings, and discussions between them, whether written or oral. It is expressly understood that no representations, promises, warranties, or agreements have been made by either party except as the same are set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended or terminated except in writing and signed by the proper and duly authorized representative of the party to be bound thereby.

(b)     No other rights or obligations other than those expressly recited herein are to be implied by this Agreement with respect to patents, inventions, and INFORMATION. Specifically, nothing contained in this Agreement shall be construed to grant CONSULTANT, directly or indirectly, any license or other right under any patent or patent application or other Intellectual property owned or controlled by ATI.

(c)     If any provisions of this Agreement or its application to any person or circumstance Is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor In order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision.

(d)    The captions of the sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

(e)    This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of law provisions.

IN WITNESS WHEREOF, the parties have duly executed this Agreement In duplicate on the dates hereinafter shown.

ALLEGHENY TECHNOLOGIES	CONSULTANT
INCORPORATED

By: /s/ Elliot S. Davis	By: /s/ Hunter R. Dalton
Elliot S. Davis	Hunter R. Dalton
Senior Vice President

Date: 2/24/2016	Date: 2/24/2016